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                                                                   Exhibit 23.2

                               CONSENT OF KPMG LLP


The Board of Directors
Northfield Laboratories Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 of Northfield Laboratories Inc. of our audit report dated July 6,
1998, relating to the balance sheets of Northfield Laboratories Inc. as of May 31, 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in a three-year period ended May 31, 1998, which report appears in the May 31, 1998 annual report on Form 10-K of Northfield Laboratories Inc., and to the reference of our firm under the heading "Experts" in the registration statement.



/s/ KPMG LLP



Chicago, Illinois
July 14, 1999